EXHIBIT (10)(e)

SECOND AMENDMENT
TO
THE EMPIRE DISTRICT ELECTRIC COMPANY
2006 STOCK INCENTIVE PLAN

The Empire District Electric Company 2006 Stock Incentive Plan is hereby amended in the following respects:

1.                                       Section 21 is amended to read in its entirety as follows:

“The Company shall be entitled to withhold the amount of withholding tax payable with respect to any Awards and Share deliveries in lieu of cash payments and to sell such number of Shares as may be necessary to produce the amount so required to be withheld, unless the recipient supplies to the Company cash in the amount requested by the Company for the purpose.  The person entitled to receive Shares pursuant to the Award will be given notice as far in advance as practicable to permit such cash payment to be made to the Company.  The Company may, in lieu of sale of Shares, defer making delivery of Shares until indemnified to its satisfaction with respect to any such withholding tax.  The Committee may adopt rules allowing the recipient of any Award payable in Shares, or any person electing to receive Shares under Section 19, to satisfy any applicable tax withholding requirements in whole or in part by delivering to the Company Shares or by instructing the Company to withhold Shares otherwise deliverable to such person as part of such Award.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the 24th day of July, 2008.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:	/s/ William L. Gipson

Title:	President & CEO

ATTEST

By:	/s/ Janet S. Watson

Title:	Secretary-Treasurer